 EXHIBIT 99.1

Troika Media Group Completes Transformative Acquisition of Converge Direct LLC

Adding Approximately $300 Million of revenue and $21 Million of Net Income

Combination creates global end-to-end branding, marketing, digital advertising, experiential, analytics-as-service (SAS) and SaaS technology company with an extraordinary base of major clients

Financial Highlights:

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Converge Direct, LLC and its affiliated businesses (collectively, “Converge”) generated approximately $300 million of revenue, $23 million of adjusted EBITDA and approximately $21 million of net income for the year ended December 31, 2021

•	Estimated combined adjusted EBITDA over $27 million for CY 2022

•	Significantly accretive to adjusted earnings per share

•	Following the closing, it is anticipated that the majority of the combined business’ revenue will be recurring

Los Angeles, California—March 21st, 2022— Troika Media Group, Inc. (Nasdaq:TRKA) (“TMG” or “Company”), a brand consultancy and marketing innovations company that provides integrated branding and marketing solutions for global brands today announced that it has completed the Company’s previously-announced definitive purchase agreement to acquire Converge Direct LLC and its affiliates (collectively, “Converge”), a leading digital and offline performance media and marketing company. This acquisition marks a significant step forward in TMG’s ongoing transformation into a global, end-to-end brand solutions platform, with significant financial benefits.

Converge is a leading independent performance marketing and managed services business. Since its formation in 2006, Converge and its affiliates have grown to approximately $300 million in annualized revenue, $23 million in adjusted EBITDA, and approximately $21 million of net income for the year ending December 31, 2021.

“The addition of Converge adds a highly complementary, market-leading performance marketing portfolio to our already strong business, significantly expanding our scale and reach,” said Robert Machinist, Troika’s Chairman and CEO. “We continue to be impressed by the depth of talent and value-creation potential of Converge, and will leverage its extensive network, expertise and strong customer relationships to offer a wider range of tailored, innovative solutions to address our clients’ digital content, data and digital media needs. Furthermore, we are confident that adding Converge to our portfolio, with its attractive high-growth SaaS platform, is the best way to drive continued long-term growth and accelerate profitability going forward. This is a very exciting day for both companies and we welcome Converge people to the TMG team, and look forward to working together to create more value for our clients, our people, and our shareholders.”

Tom Marianacci, Converge Founder and CEO, said, “We’re extremely proud to achieve this milestone and begin the next chapter in TMG’s growth story. As a leading digital media and branding services company, TMG was the perfect match for Converge. Their focus on building trust and driving customer and fan engagement with major global brands combined with our performance based marketing, proven technology platforms, and scale will allow us to combine our capabilities and provide our mutual customers with greatly expanded and improved offerings.”

Converge’s management team have entered into long-term Employment Agreements and will take an active leadership role in the combined business. Sid Toama, Chief Operating Officer of Converge, will join Troika’s Board of Directors, and serve as President of Troika. Tom Marianacci, Founder and Chief Executive Officer of Converge will remain CEO of the Converge entities and be a board advisor to Troika. Other members of Converge’s Executive Leadership Team have also entered into long term employment agreements with Troika.

Cantor Fitzgerald & Co. acted as sole debt placement agent to Troika Media Group in connection with the transaction. Blue Torch Capital, a direct lender having experience providing bespoke credit solutions, is the senior secured credit facility lender to the Company. EF Hutton, a division of Benchmark Investments, LLC, acted as exclusive placement agent in respect of certain financing. Davidoff Hutcher & Citron LLP served as legal counsel to Troika.

About Converge Direct LLC

Converge Direct, LLC and affiliates is a media managed-service, performance marketing and customer acquisition business. The Company provides complementary services such as advertising strategy and customized advertising campaigns utilizing their proprietary attribution analytics SaaS technology platform, HELIX. The Company is headquartered in Bedford Hills, New York with branch offices in New York, New York and San Diego, California. The Company serves customers in various end markets: financial services, consumer products, healthcare & insurance, travel and leisure, education, media and entertainment, home improvement, fitness and wellbeing, and legal services.

Visit: www.convergemarketing.com

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About Troika Media Group

Troika Media Group is an end-to-end brand solutions company that creates both near-term and long-term value for global brands in entertainment, sports and consumer products. Applying emerging technology, data science, and world-class creative, TMG helps brands deepen engagement with audiences and fans throughout the consumer journey and builds brand equity. Clients include Apple, Hulu, Riot Games, Belvedere Vodka, Unilever, UFC, Peloton, CNN, HBO, ESPN, Wynn Resorts and Casinos, Tiffany & Co., IMAX, Netflix, Sony, Yahoo and Coca-Cola. For more information, visit www.thetmgrp.com

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company’s products and services, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Troika Media Group

Kevin Aratari

kevin@troikamedia.com

Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

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